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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                October 31, 2000
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                Date of Report (date of earliest event reported)

                     COMMUNICATION INTELLIGENCE CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

                0-19301                                94-2790442
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      (Commission File Number)            (IRS Employer Identification Number)

            275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065
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                    (Address of Principal Executive Offices)

                                 (650) 802-7888
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              (Registrant's Telephone Number, Including Area Code)

                                       N/A
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          (Former Name or Former Address, If Changed Since Last Report)


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Item 5.           Other Events.

                  CIC ANNOUNCES APPOINTMENT OF DIRECTOR; RESIGNATION OF
                  DIRECTOR.

                  On October 31, 2000, Louis Panetta joined CIC's Board of Directors. Mr. Panetta has over twenty years of experience in Company related markets and technologies in Silicon Valley, including serving as Vice President-Sales for Novell, Inc. (the leading supplier of LAN network software), Director- Product Marketing for Grid Systems (a leading manufacturer of Laptop & Pen Based Computers), and President and CEO of Fujitsu Personal Systems, Inc. (the leading supplier of Windows Pen Tablets). His most recent position was founder, President and Director of PortableLife.com, Inc, a venture backed e-commerce business serving personal and corporate users of mobile, portable and wireless computers. Mr. Panetta currently serves on the board of directors for Luna Communications (a wireless systems integrator), WalkAbout Computer (a manufacturer of ruggedized handheld tablet computers), and PortableLife.com, Inc.

                  Concurrently with Mr. Panetta's appointment, Jess Ravich, a director of the Company who has served since June 1998, resigned.

                  CIC REPORTS 2000 THIRD QUARTER RESULTS.

                  On October 31, 2000, CIC announced its results of operations for the three and nine months ended September 30, 2000.

                  Revenues for the three months ended September 30, 2000 increased 19% to $2.35 million as compared to $1.96 million for the corresponding quarter of the prior year. The Company reported a net profit applicable to common stockholders of $106,000 for the three months ended September 30, 2000 as compared to a net loss applicable to common stockholders of $430,000 for the corresponding quarter of the prior year. The increase in revenue was primarily attributable to an increase in licensing and royalty revenues of 84%. The increases in net profit was further enhanced by a decrease in operating costs and expenses of 9% from the prior quarter, which were primarily related to decreases in cost of goods sold related to the Company's aftermarket revenues. The basic and diluted income per share was $0.001 on approximately 84.5 million weighted average common shares outstanding for the three months ended September 30, 2000 as compared to a basic and diluted loss of $0.005 per share on approximately 79.6 million weighted average common shares outstanding for the corresponding quarter of the prior year.

                  Revenues for the nine months ended September 30, 2000 increased 7% to $4.97 million as compared to $4.65 million for the corresponding period of the prior year. The net loss applicable to common stockholders for the nine months ended September 30, 2000 increased to $1.91 million as compared to a net loss of $1.29 million for the corresponding nine months of the prior year. The increase in net loss for the nine months ended September 30, 2000 was primarily attributable to a 13% increase in operating costs and expenses, approximately 70% of which involves increases in product development, sales and marketing related programs and investor related activity. The basic and diluted loss per share was $0.023 on approximately 83.9 million weighted average common shares outstanding for the nine months ended September 30, 2000 as compared to a basic and diluted loss of $0.016 per share on approximately 79.4 million weighted average common shares outstanding for the corresponding period of the prior year.

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                  The Company incorporates by reference herein the matters
announced in the Company's press releases relating to the appointment of a Director and the announcement of earnings for the 2000 third quarter, both dated October 31, 2000 (such press releases are filed hereto as Exhibit 99.1 and 99.2 respectively).

Item 7.           Financial Statements and Exhibits.

         (c) Exhibits. The following documents are being filed herewith by the Company as exhibits to this Current Report on Form 8-K:


                  99.1 Press release of the Company relating to appointment of Louis Panetta dated October 31, 2000.

                  99.2 Press release of the Company regarding earnings for third quarter 2000 dated October 31, 2000.


                                   -2-
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2000

                     COMMUNICATION INTELLIGENCE CORPORATION
                                (Registrant)


                     By: /s/ Philip S. Sassower
                         ----------------------
                         Philip S. Sassower
                         Chairman of the Board and Secretary

                                   -3-

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                                  EXHIBIT INDEX

EXHIBIT NO.        EXHIBITS
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99.1               Press release of the Company relating to appointment of
                   Louis Panetta dated October 31, 2000.

99.2 Press release of the Company regarding earnings for third quarter 2000 dated October 31, 2000.